EXHIBIT 35.1
VW Credit, Inc. Report on Assessment of Compliance with Servicing Criteria
And Item 1123 of Regulation AB

VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2007-1
The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Sale and Servicing Agreement dated as of February 13, 2007 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2007-1, as issuer, Volkswagen Auto Lease/Loan Underwritten Funding, LLC as Seller, VW Credit, Inc., as Servicer, and Citibank, N.A., as Indenture Trustee, does hereby certify that:
1.	A review of the activities of the Servicer during the period from February 13, 2007 through December 31, 2007, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has, fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period, except that with respect to the Applicable Servicing Criterion in paragraph (d)(3)(i) of item 1122. On March 28, 2007, an error was discovered in the Monthly Servicer’s Certificate filed on March 20, 2007. The Monthly Servicer’s Certificate incorrectly reported a net swap receipt as a net swap payment. Payments of principal and interest to investors were not affected and were correctly stated in the Monthly Servicer’s Certificate. On March 29, 2007, a restated version of the Monthly Servicer’s Certificate was delivered to the Indenture Trustee. The error was corrected upon recognition and, individually and in the aggregate did not have a material adverse impact on the Noteholders and did not create a Servicer Default under the Agreement. In addition, on February 27, 2008 a process control deficiency was identified (and corrected February 27, 2008) in the calculation of the daily amount required to transfer to the collection account, however, sufficient funds were being transferred and there was no impact to the Noteholders.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this twenty-eighth day of March, 2008.

/s/ Frank Witter
Frank Witter
President & CFO